(Signature Page, to follow Item 79 at Screen Number 40, Page Number 33)

     This report is signed on behalf of the registrant in the City of Boston and the Commonwealth of Massachusetts on the 26th day of January, 2000.



                                         COLLEGE AND UNIVERSITY FACILITY
                                         LOAN TRUST ONE

                                         By:  State Street Bank and Trust
                                         Company, not in its individual
                                         capacity, but solely as Owner Trustee
                                         under a Declaration of Trust dated
                                         September 17, 1987 and Amended and
                                         restated on September 29, 1987, and
                                         December 4, 1989.


                                         By: David R. Shepherd
                                             Assistant Secretary